SECURITIES AND EXCHANGE COMMISSION

                             WASHINGTON, D.C. 20549

                                  SCHEDULE 13D
                                 (RULE 13d-101)

    INFORMATION TO BE INCLUDED IN STATEMENTS FILED PURSUANT TO RULE 13d-1(a)
             AND AMENDMENTS THERETO FILED PURSUANT TO RULE 13d-2(a)

                                (AMENDMENT NO. 3)

                                  AT ROAD, INC.

                                (Name of Issuer)

                    Common Stock, par value $0.001 per share

                         (Title of Class of Securities)

                                    04648K105
                                 (CUSIP Number)

                                Michael P. Maher
                            c/o U.S. Venture Partners
                               2735 Sand Hill Road
                              Menlo Park, CA 94025
                                 (650) 854-9080

                  (Name, Address and Telephone Number of Person
                Authorized to Receive Notices and Communications)

                                    COPY TO:

                               Sean Caplice, Esq.
        C/o Gunderson Dettmer Stough Villeneuve Franklin & Hachigan, LLP
                  155 Constitution Drive, Menlo Park, CA 94025
                                 (650) 321-2400

                        November 5 and November 16, 2004
             (Date of Event Which Requires Filing of This Statement)

CUSIP NO.  04648K105                                            13 D
------------------------- ----------------------------------------------------------------------------------------------------------
(1)                       NAME OF REPORTING PERSON
                          I.R.S. IDENTIFICATION NO. OF ABOVE PERSONS (ENTITIES ONLY)

                          U.S. Venture Partners V, L.P. ("USVP V")
------------------------- ----------------------------------------------------------------------------------------------------------
(2)                       CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*                                            (a) [ ]
                                                                                                                       (b) [X]
------------------------- ----------------------------------------------------------------------------------------------------------
(3)                       SEC USE ONLY

------------------------- ----------------------------------------------------------------------------------------------------------
(4)                       SOURCE OF FUNDS*

                          WC
------------------------- ----------------------------------------------------------------------------------------------------------
(5)                       CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED
                          PURSUANT TO ITEMS 2(d) OR 2(e)                                                                   [ ]

------------------------- ----------------------------------------------------------------------------------------------------------
(6)                       CITIZENSHIP OR PLACE OF ORGANIZATION

                          Delaware
------------------------- ----------------------------------------------------------------------------------------------------------
                          (7)       SOLE VOTING POWER

                                    2,123,586 shares, except that Presidio Management Group V, L.L.C. ("PMG V"), the general partner of USVP V, may be deemed to have sole voting power with respect to such shares, and Irwin Federman ("Federman"), Steven M. Krausz ("Krausz"), Stuart G. Phillips ("Phillips"),
       NUMBER OF                    Jonathan D. Root ("Root ") and Philip M. Young ("Young"), the managing members of PMG V,
         SHARES                     may be deemed to have shared voting power with respect to such shares.
      BENEFICIALLY        ----------------------------------------------------------------------------------------------------------
        OWNED BY          (8)       SHARED VOTING POWER
          EACH
       REPORTING                    See response to row 7.
         PERSON           ----------------------------------------------------------------------------------------------------------
          WITH            (9)       SOLE DISPOSITIVE POWER

                                    2,123,586 shares, except PMG V, the general partner of USVP V, may be deemed to have sole dispositive power with respect to such shares, and Federman, Krausz, Phillips, Root and Young, the managing members of PMG V, may be deemed to have shared dispositive power with respect to such shares.

                          ----------------------------------------------------------------------------------------------------------
                          (10)      SHARED DISPOSITIVE POWER

                                    See response to row 9.
------------------------- ----------------------------------------------------------------------------------------------------------
(11)                      AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

                          2,123,586
------------------------- ----------------------------------------------------------------------------------------------------------
(12)                      CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN SHARES*                           [ ]

------------------------- ----------------------------------------------------------------------------------------------------------
(13)                      PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 11

                          3.9%
------------------------- ----------------------------------------------------------------------------------------------------------
(14)                      TYPE OF REPORTING PERSON*

                          PN
------------------------- ----------------------------------------------------------------------------------------------------------

                                                *SEE INSTRUCTIONS BEFORE FILLING OUT!

CUSIP NO.  04648K105                                            13 D
------------------------- ----------------------------------------------------------------------------------------------------------
(1)                       NAME OF REPORTING PERSON
                          I.R.S. IDENTIFICATION NO. OF ABOVE PERSONS (ENTITIES ONLY)

                          USVP V International, L.P. ("V Int'l")
------------------------- ----------------------------------------------------------------------------------------------------------
(2)                       CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*                                            (a) [ ]
                                                                                                                       (b) [X]
------------------------- ----------------------------------------------------------------------------------------------------------
(3)                       SEC USE ONLY

------------------------- ----------------------------------------------------------------------------------------------------------
(4)                       SOURCE OF FUNDS*

                          WC
------------------------- ----------------------------------------------------------------------------------------------------------
(5)                       CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED
                          PURSUANT TO ITEMS 2(d) OR 2(e)                                                                   [ ]

------------------------- ----------------------------------------------------------------------------------------------------------
(6)                       CITIZENSHIP OR PLACE OF ORGANIZATION

                          Cayman Islands
------------------------- ----------------------------------------------------------------------------------------------------------
                          (7)       SOLE VOTING POWER

                                    117,978 shares, except that PMG V, the general partner of V Int'l, may be deemed to have sole voting power with respect to such shares, and Federman, Krausz, Phillips, Root and Young, the managing members of PMG V, may be deemed to have shared voting power with respect to such shares.
       NUMBER OF          --------- ------------------------------------------------------------------------------------------------
         SHARES           (8)       SHARED VOTING POWER
      BENEFICIALLY
        OWNED BY                    See response to row 7.
          EACH            --------- ------------------------------------------------------------------------------------------------
       REPORTING          (9)       SOLE DISPOSITIVE POWER
         PERSON
                                    117,978 shares, except that PMG V, the general partner of V Int'l, may be deemed to have sole
                                    WITH dispositive power with respect to such shares, and Federman, Krausz, Phillips, Root and
                                    Young, the managing members of PMG V, may be deemed to have shared dispositive power with respect to such shares.
                          --------- ------------------------------------------------------------------------------------------------
                          (10)      SHARED DISPOSITIVE POWER

                                    See response to row 9.
------------------------- ----------------------------------------------------------------------------------------------------------
(11)                      AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

                          117,978
------------------------- ----------------------------------------------------------------------------------------------------------
(12)                      CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN SHARES*                          [ ]

------------------------- ----------------------------------------------------------------------------------------------------------
(13)                      PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 11

                          0.2%
------------------------- ----------------------------------------------------------------------------------------------------------
(14)                      TYPE OF REPORTING PERSON*

                          PN
------------------------- ----------------------------------------------------------------------------------------------------------

                                                *SEE INSTRUCTIONS BEFORE FILLING OUT!

CUSIP NO.  04648K105                                            13 D
------------------------- ----------------------------------------------------------------------------------------------------------
(1)                       NAME OF REPORTING PERSON
                          I.R.S. IDENTIFICATION NO. OF ABOVE PERSONS (ENTITIES ONLY)

                          USVP V Entrepreneur Partners, L.P. ("EP V")
------------------------- ----------------------------------------------------------------------------------------------------------
(2)                       CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*                                            (a) [ ]
                                                                                                                       (b) [X]
------------------------- ----------------------------------------------------------------------------------------------------------
(3)                       SEC USE ONLY

------------------------- ----------------------------------------------------------------------------------------------------------
(4)                       SOURCE OF FUNDS*

                          WC
------------------------- ----------------------------------------------------------------------------------------------------------
(5)                       CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED
                          PURSUANT TO ITEMS 2(d) OR 2(e)                                                                   [ ]

------------------------- ----------------------------------------------------------------------------------------------------------
(6)                       CITIZENSHIP OR PLACE OF ORGANIZATION

                          Delaware
------------------------- ----------------------------------------------------------------------------------------------------------
                          (7)       SOLE VOTING POWER

                                    51,910 shares, except that PMG V, the general partner of EP V, may be deemed to have sole voting
       NUMBER OF                    power with respect to such shares, and Federman, Krausz, Phillips, Root and Young, the managing
         SHARES                     members of PMG V, may be deemed to have shared voting power with respect to such shares.
      BENEFICIALLY        --------- ------------------------------------------------------------------------------------------------
        OWNED BY          (8)       SHARED VOTING POWER
          EACH
       REPORTING                    See response to row 7.
         PERSON           --------- ------------------------------------------------------------------------------------------------
          WITH            (9)       SOLE DISPOSITIVE POWER

                                    51,910 shares, except that PMG V, the general partner of EP V, may be deemed to have sole dispositive power with respect to such shares, and Federman, Krausz, Phillips, Root and Young, the managing members of PMG V, may be deemed to have shared dispositive power with respect to such shares.
                          --------- ------------------------------------------------------------------------------------------------
                          (10)      SHARED DISPOSITIVE POWER

                                    See response to row 9.
------------------------- ----------------------------------------------------------------------------------------------------------
(11)                      AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

                          51,910
------------------------- ----------------------------------------------------------------------------------------------------------
(12)                      CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN SHARES*                          [ ]

------------------------- ----------------------------------------------------------------------------------------------------------
(13)                      PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 11

                          0.1%
------------------------- ----------------------------------------------------------------------------------------------------------
(14)                      TYPE OF REPORTING PERSON*

                          PN
------------------------- ----------------------------------------------------------------------------------------------------------

                                                *SEE INSTRUCTIONS BEFORE FILLING OUT!

CUSIP NO.  04648K105                                            13 D
------------------------- ----------------------------------------------------------------------------------------------------------
(1)                       NAME OF REPORTING PERSON
                          I.R.S. IDENTIFICATION NO. OF ABOVE PERSONS (ENTITIES ONLY)

                          2180 Associates Fund V, L.P. ("2180 V")
------------------------- ----------------------------------------------------------------------------------------------------------
(2)                       CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*                                            (a) [ ]
                                                                                                                       (b) [X]
------------------------- ----------------------------------------------------------------------------------------------------------
(3)                       SEC USE ONLY

------------------------- ----------------------------------------------------------------------------------------------------------
(4)                       SOURCE OF FUNDS*

                          WC
------------------------- ----------------------------------------------------------------------------------------------------------
(5)                       CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED
                          PURSUANT TO ITEMS 2(d) OR 2(e)                                                                   [ ]

------------------------- ----------------------------------------------------------------------------------------------------------
(6)                       CITIZENSHIP OR PLACE OF ORGANIZATION

                          Delaware
------------------------- ----------------------------------------------------------------------------------------------------------
                          (7)       SOLE VOTING POWER

                                    66,067 shares, except that PMG V, the general partner of 2180 V, may be deemed to have sole
       NUMBER OF                    voting power with respect to such shares, and Federman, Krausz, Phillips, Root and Young, the
         SHARES                     managing members of PMG V, may be deemed to have shared voting power with respect to such
      BENEFICIALLY                  shares.
        OWNED BY          --------- ------------------------------------------------------------------------------------------------
          EACH            (8)       SHARED VOTING POWER
       REPORTING
         PERSON                     See response to row 7.
          WITH            --------- ------------------------------------------------------------------------------------------------
                          (9)       SOLE DISPOSITIVE POWER

                                    66,067 shares, except that PMG V, the general partner of 2180 V, may be deemed to have sole dispositive power with respect to such shares, and Federman, Krausz, Phillips, Root and Young, the managing members of PMG V, may be deemed to have shared dispositive power with respect to such shares.
                          --------- ------------------------------------------------------------------------------------------------
                          (10)      SHARED DISPOSITIVE POWER

                                    See response to row 9.
------------------------- ----------------------------------------------------------------------------------------------------------
(11)                      AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

                          66,067
------------------------- ----------------------------------------------------------------------------------------------------------
(12)                      CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN SHARES*                          [ ]

------------------------- ----------------------------------------------------------------------------------------------------------
(13)                      PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 11

                          0.1%
------------------------- ----------------------------------------------------------------------------------------------------------
(14)                      TYPE OF REPORTING PERSON*

                          PN
------------------------- ----------------------------------------------------------------------------------------------------------

                                                *SEE INSTRUCTIONS BEFORE FILLING OUT!

CUSIP NO.  04648K105                                            13 D
------------------------- ----------------------------------------------------------------------------------------------------------
(1)                       NAME OF REPORTING PERSON
                          I.R.S. IDENTIFICATION NO. OF ABOVE PERSONS (ENTITIES ONLY)

                          Presidio Management Group V, L.L.C. ("PMG V")
------------------------- ----------------------------------------------------------------------------------------------------------
(2)                       CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*                                            (a) [ ]
                                                                                                                       (b) [X]
------------------------- ----------------------------------------------------------------------------------------------------------
(3)                       SEC USE ONLY

------------------------- ----------------------------------------------------------------------------------------------------------
(4)                       SOURCE OF FUNDS*

                          N/A
------------------------- ----------------------------------------------------------------------------------------------------------
(5)                       CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED
                          PURSUANT TO ITEMS 2(d) OR 2(e)                                                                   [ ]

------------------------- ----------------------------------------------------------------------------------------------------------
(6)                       CITIZENSHIP OR PLACE OF ORGANIZATION

                          Delaware
------------------------- ----------------------------------------------------------------------------------------------------------
                          (7)       SOLE VOTING POWER

                                    2,359,542 shares, of which 2,123,586 are directly owned by USVP V, 117,978 are directly owned by
       NUMBER OF                    V Int'l, 51,910 are directly owned by EP V and 66,067 are directly owned by 2180 V. PMG V is the
         SHARES                     general partner of USVP V, V Int'l, EP V and 2180 V and may be deemed to have sole voting power
      BENEFICIALLY                  with respect to such shares, and Federman, Krausz, Phillips, Root and Young, the managing
        OWNED BY                    members SHARES of PMG V, may be deemed to have shared voting power with respect to such shares.
          EACH            --------- ------------------------------------------------------------------------------------------------
       REPORTING          (8)       SHARED VOTING POWER
         PERSON
          WITH                      See response to row 7.
                          --------- ------------------------------------------------------------------------------------------------
                          (9)       SOLE DISPOSITIVE POWER

                                    2,359,542 shares, of which 2,123,586 are directly owned by USVP V, 117,978 are directly owned by
                                    V Int'l, 51,910 are directly owned by EP V and 66,067 are directly owned by 2180 V. PMG V is the general partner of USVP V, V Int'l, EP V and 2180 V and may be deemed to have sole dispositive power with respect to such shares, and Federman, Krausz, Phillips, Root and Young, the managing members of PMG V, may be deemed to have shared dispositive power with respect to such shares.
                          --------- ------------------------------------------------------------------------------------------------
                          (10)      SHARED DISPOSITIVE POWER

                                    See response to row 9.
------------------------- ----------------------------------------------------------------------------------------------------------
(11)                      AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

                          2,359,542
------------------------- ----------------------------------------------------------------------------------------------------------
(12)                      CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN SHARES*                          [ ]

------------------------- ----------------------------------------------------------------------------------------------------------
(13)                      PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 11

                          4.3%
------------------------- ----------------------------------------------------------------------------------------------------------
(14)                      TYPE OF REPORTING PERSON*

                          00
------------------------- ----------------------------------------------------------------------------------------------------------

                                                *SEE INSTRUCTIONS BEFORE FILLING OUT!

CUSIP NO.  04648K105                                            13 D
------------------------- ----------------------------------------------------------------------------------------------------------
(1)                       NAME OF REPORTING PERSON
                          I.R.S. IDENTIFICATION NO. OF ABOVE PERSONS (ENTITIES ONLY)

                          U.S. Venture Partners VII, L.P. ("USVP VII")
------------------------- ----------------------------------------------------------------------------------------------------------
(2)                       CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*                                            (a) [ ]
                                                                                                                       (b) [X]
------------------------- ----------------------------------------------------------------------------------------------------------
(3)                       SEC USE ONLY

------------------------- ----------------------------------------------------------------------------------------------------------
(4)                       SOURCE OF FUNDS*

                          WC
------------------------- ----------------------------------------------------------------------------------------------------------
(5)                       CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED
                          PURSUANT TO ITEMS 2(d) OR 2(e)                                                                   [ ]

------------------------- ----------------------------------------------------------------------------------------------------------
(6)                       CITIZENSHIP OR PLACE OF ORGANIZATION

                          Delaware
------------------------- ----------------------------------------------------------------------------------------------------------
                          (7)       SOLE VOTING POWER

                                    1,833,128 shares, except that Presidio Management Group VII, L.L.C. ("PMG VII"), the general
       NUMBER OF                    partner of USVP VII, may be deemed to have sole voting power with respect to such shares, and
         SHARES                     Federman, Winston S. Fu ("Fu"), Krausz, David Liddle ("Liddle"), Phillips, Root and Young, the
      BENEFICIALLY                  managing members of PMG VII, may be deemed to have a shared voting power with respect to such
        OWNED BY                    shares.
          EACH            --------- ------------------------------------------------------------------------------------------------
       REPORTING          (8)       SHARED VOTING POWER
         PERSON
          WITH                      See response to row 7.
                          --------- ------------------------------------------------------------------------------------------------
                          (9)       SOLE DISPOSITIVE POWER

                                    1,833,128 shares, except PMG VII, the general partner of USVP VII, may be deemed to have sole dispositive power with respect to such shares, and Federman, Fu, Krausz, Liddle, Phillips, Root and Young, the managing members of PMG VII, may be deemed to have a shared dispositive power with respect to such shares.
                          --------- ------------------------------------------------------------------------------------------------
                          (10)      SHARED DISPOSITIVE POWER

                                    See response to row 9.
------------------------- ----------------------------------------------------------------------------------------------------------
(11)                      AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

                          1,833,128
------------------------- ----------------------------------------------------------------------------------------------------------
(12)                      CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN SHARES*                          [ ]

------------------------- ----------------------------------------------------------------------------------------------------------
(13)                      PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 11

                          3.3%
------------------------- ----------------------------------------------------------------------------------------------------------
(14)                      TYPE OF REPORTING PERSON*

                          PN
------------------------- ----------------------------------------------------------------------------------------------------------

                                                *SEE INSTRUCTIONS BEFORE FILLING OUT!

CUSIP NO.  04648K105                                            13 D
------------------------- ----------------------------------------------------------------------------------------------------------
(1)                       NAME OF REPORTING PERSON
                          I.R.S. IDENTIFICATION NO. OF ABOVE PERSONS (ENTITIES ONLY)

                          USVP Entrepreneur Partners VII-A, L.P. ("EP VII-A")
------------------------- ----------------------------------------------------------------------------------------------------------
(2)                       CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*                                            (a) [ ]
                                                                                                                       (b) [X]
------------------------- ----------------------------------------------------------------------------------------------------------
(3)                       SEC USE ONLY

------------------------- ----------------------------------------------------------------------------------------------------------
(4)                       SOURCE OF FUNDS*

                          WC
------------------------- ----------------------------------------------------------------------------------------------------------
(5)                       CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED
                          PURSUANT TO ITEMS 2(d) OR 2(e)                                                                   [ ]
------------------------- ----------------------------------------------------------------------------------------------------------
(6)                       CITIZENSHIP OR PLACE OF ORGANIZATION

                          Delaware
------------------------- ----------------------------------------------------------------------------------------------------------
                          (7)       SOLE VOTING POWER

                                    19,095 shares, except that PMG VII, the general partner of EP VII-A, may be deemed to have sole
       NUMBER OF                    voting power with respect to such shares, and Federman, Fu, Krausz, Liddle, Phillips, Root and
         SHARES                     Young, the managing members of PMG VII, may be deemed to have shared voting power with respect
      BENEFICIALLY                  to such shares.
        OWNED BY          --------- ------------------------------------------------------------------------------------------------
          EACH            (8)       SHARED VOTING POWER
       REPORTING
         PERSON                     See response to row 7.
          WITH            --------- ------------------------------------------------------------------------------------------------
                          (9)       SOLE DISPOSITIVE POWER

                                    19,095 shares, except that PMG VII, the general partner of EP VII-A, may be deemed to have sole dispositive power with respect to such shares, and Federman, Fu, Krausz, Liddle, Phillips, Root and Young, the managing members of PMG VII, may be deemed to have shared dispositive power with respect to such shares.

                          --------- ------------------------------------------------------------------------------------------------
                          (10)      SHARED DISPOSITIVE POWER

                                    See response to row 9.
------------------------- ----------------------------------------------------------------------------------------------------------
(11)                      AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

                          19,095
------------------------- ----------------------------------------------------------------------------------------------------------
(12)                      CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN SHARES*                          [ ]

------------------------- ----------------------------------------------------------------------------------------------------------
(13)                      PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 11

                          0.0%
------------------------- ----------------------------------------------------------------------------------------------------------
(14)                      TYPE OF REPORTING PERSON*

                          PN
------------------------- ----------------------------------------------------------------------------------------------------------

                                                *SEE INSTRUCTIONS BEFORE FILLING OUT!

CUSIP NO.  04648K105                                            13 D
------------------------- ----------------------------------------------------------------------------------------------------------
(1)                       NAME OF REPORTING PERSON
                          I.R.S. IDENTIFICATION NO. OF ABOVE PERSONS (ENTITIES ONLY)

                          USVP Entrepreneur Partners VII-B, L.P. ("EP VII-B")
------------------------- ----------------------------------------------------------------------------------------------------------
(2)                       CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*                                            (a) [ ]
                                                                                                                       (b) [X]
------------------------- ----------------------------------------------------------------------------------------------------------
(3)                       SEC USE ONLY

------------------------- ----------------------------------------------------------------------------------------------------------
(4)                       SOURCE OF FUNDS*

                          WC
------------------------- ----------------------------------------------------------------------------------------------------------
(5)                       CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED
                          PURSUANT TO ITEMS 2(d) OR 2(e)                                                                   [ ]

------------------------- ----------------------------------------------------------------------------------------------------------
(6)                       CITIZENSHIP OR PLACE OF ORGANIZATION

                          Delaware
------------------------- ----------------------------------------------------------------------------------------------------------
                          (7)       SOLE VOTING POWER

                                    19,095 shares, except that PMG VII, the general partner of EP VII-B, may be deemed to have sole
       NUMBER OF                    voting power with respect to such shares, and Federman, Fu, Krausz, Liddle, Phillips, Root and
         SHARES                     Young, the managing members of PMG VII, may be deemed to have shared voting power with respect
      BENEFICIALLY                  to such shares.
        OWNED BY          --------- ------------------------------------------------------------------------------------------------
          EACH            (8)       SHARED VOTING POWER
       REPORTING
         PERSON                     See response to row 7.
          WITH            --------- ------------------------------------------------------------------------------------------------
                          (9)       SOLE DISPOSITIVE POWER

                                    19,095 shares, except that PMG VII, the general partner of EP VII-B, may be deemed to have sole dispositive power with respect to such shares, and Federman, Fu, Krausz, Liddle, Phillips, Root and Young, the managing members of PMG VII, may be deemed to have shared dispositive power with respect to such shares.
                          --------- ------------------------------------------------------------------------------------------------
                          (10)      SHARED DISPOSITIVE POWER

                                    See response to row 9.
------------------------- ----------------------------------------------------------------------------------------------------------
(11)                      AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

                          19,095
------------------------- ----------------------------------------------------------------------------------------------------------
(12)                      CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN SHARES*                          [ ]

------------------------- ----------------------------------------------------------------------------------------------------------
(13)                      PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 11

                          0.0%
------------------------- ----------------------------------------------------------------------------------------------------------
(14)                      TYPE OF REPORTING PERSON*

                          PN
------------------------- ----------------------------------------------------------------------------------------------------------

                                                *SEE INSTRUCTIONS BEFORE FILLING OUT!

CUSIP NO.  04648K105                                            13 D
------------------------- ----------------------------------------------------------------------------------------------------------
(1)                       NAME OF REPORTING PERSON
                          I.R.S. IDENTIFICATION NO. OF ABOVE PERSONS (ENTITIES ONLY)

                          2180 Associates Fund VII, L.P. ("2180 VII")
------------------------- ----------------------------------------------------------------------------------------------------------
(2)                       CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*                                            (a) [ ]
                                                                                                                       (b) [X]
------------------------- ----------------------------------------------------------------------------------------------------------
(3)                       SEC USE ONLY

------------------------- ----------------------------------------------------------------------------------------------------------
(4)                       SOURCE OF FUNDS*

                          WC
------------------------- ----------------------------------------------------------------------------------------------------------
(5)                       CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED
                          PURSUANT TO ITEMS 2(d) OR 2(e)                                                                   [ ]

------------------------- ----------------------------------------------------------------------------------------------------------
(6)                       CITIZENSHIP OR PLACE OF ORGANIZATION

                          Delaware
------------------------- ----------------------------------------------------------------------------------------------------------
                          (7)       SOLE VOTING POWER

                                    38,191 shares, except that PMG VII, the general partner of 2180 VII, may be deemed to have sole
       NUMBER OF                    voting power with respect to such shares, and Federman, Fu, Krausz, Liddle, Phillips, Root and
         SHARES                     Young, the managing members of PMG VII, may be deemed to have shared voting power with respect
      BENEFICIALLY                  to such shares.
        OWNED BY          --------- ------------------------------------------------------------------------------------------------
          EACH            (8)       SHARED VOTING POWER
       REPORTING
         PERSON                     See response to row 7.
          WITH            --------- ------------------------------------------------------------------------------------------------
                          (9)       SOLE DISPOSITIVE POWER

                                    38,191 shares, except that PMG VII, the general partner of 2180 VII, may be deemed to have sole dispositive power with respect to such shares, and Federman, Fu, Krausz, Liddle, Phillips, Root and Young, the managing members of PMG VII, may be deemed to have shared dispositive power with respect to such shares.
                          --------- ------------------------------------------------------------------------------------------------
                          (10)      SHARED DISPOSITIVE POWER

                                    See response to row 9.
------------------------- ----------------------------------------------------------------------------------------------------------
(11)                      AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

                          38,191
------------------------- ----------------------------------------------------------------------------------------------------------
(12)                      CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN SHARES*                          [ ]

------------------------- ----------------------------------------------------------------------------------------------------------
(13)                      PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 11

                          0.1%
------------------------- ----------------------------------------------------------------------------------------------------------
(14)                      TYPE OF REPORTING PERSON*

                          PN
------------------------- ----------------------------------------------------------------------------------------------------------

                                                *SEE INSTRUCTIONS BEFORE FILLING OUT!

CUSIP NO.  04648K105                                            13 D
------------------------- ----------------------------------------------------------------------------------------------------------
(1)                       NAME OF REPORTING PERSON
                          I.R.S. IDENTIFICATION NO. OF ABOVE PERSONS (ENTITIES ONLY)

                          Presidio Management Group VII, L.L.C. ("PMG VII")
------------------------- ----------------------------------------------------------------------------------------------------------
(2)                       CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*                                            (a) [ ]
                                                                                                                       (b) [X]
------------------------- ----------------------------------------------------------------------------------------------------------
(3)                       SEC USE ONLY

------------------------- ----------------------------------------------------------------------------------------------------------
(4)                       SOURCE OF FUNDS*

                          N/A
------------------------- ----------------------------------------------------------------------------------------------------------
(5)                       CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED
                          PURSUANT TO ITEMS 2(d) OR 2(e)                                                                   [ ]

------------------------- ----------------------------------------------------------------------------------------------------------
(6)                       CITIZENSHIP OR PLACE OF ORGANIZATION

                          Delaware
------------------------- ----------------------------------------------------------------------------------------------------------
                          (7)       SOLE VOTING POWER

                                    1,909,509 shares, of which 1,833,128 are directly owned by USVP VII, 19,095 are directly owned
       NUMBER OF                    by EP VII-A, 19,095 are directly owned by EP VII-B and 38,191 are directly owned by 2180 VII.
         SHARES                     PMG VII is the general partner of USVP VII, EP VII-A, EP VII-B and 2180 VII and may be deemed to
      BENEFICIALLY                  have sole voting power with respect to such shares, and Federman, Fu, Krausz, Liddle, Phillips,
        OWNED BY                    Root and Young, the managing members of PMG VII, may be deemed to have shared voting
          EACH                      power with respect to such shares.
       REPORTING          --------- ------------------------------------------------------------------------------------------------
         PERSON           (8)       SHARED VOTING POWER
          WITH
                                    See response to row 7.
                          --------- ------------------------------------------------------------------------------------------------
                          (9)       SOLE DISPOSITIVE POWER

                                    1,909,509 shares, of which 1,833,128 are directly owned by USVP VII, 19,095 are directly owned by EP VII-A, 19,095 are directly owned by EP VII-B and 38,191 are directly owned by 2180 VII.
                                    PMG VII is the general partner of USVP VII, EP VII-A, EP VII-B and 2180 VII and may be deemed to have sole voting power with respect to such shares, and Federman, Fu, Krausz, Liddle, Phillips,
                                    Root and Young, the managing members of PMG VII, may be deemed to have shared dispositive power with respect to such shares.
                          --------- ------------------------------------------------------------------------------------------------
                          (10)      SHARED DISPOSITIVE POWER

                                    See response to row 9.
------------------------- ----------------------------------------------------------------------------------------------------------
(11)                      AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

                          1,909,509
------------------------- ----------------------------------------------------------------------------------------------------------
(12)                      CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN SHARES*                          [ ]

------------------------- ----------------------------------------------------------------------------------------------------------
(13)                      PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 11

                          3.5%
------------------------- ----------------------------------------------------------------------------------------------------------
(14)                      TYPE OF REPORTING PERSON*

                          00
------------------------- ----------------------------------------------------------------------------------------------------------

                                                *SEE INSTRUCTIONS BEFORE FILLING OUT!

CUSIP NO.  04648K105                                            13 D
------------------------- ----------------------------------------------------------------------------------------------------------
(1)                       NAME OF REPORTING PERSON
                          I.R.S. IDENTIFICATION NO. OF ABOVE PERSONS (ENTITIES ONLY)

                          Irwin Federman ("Federman")
------------------------- ----------------------------------------------------------------------------------------------------------
(2)                       CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*                                            (a) [ ]
                                                                                                                       (b) [X]
------------------------- ----------------------------------------------------------------------------------------------------------
(3)                       SEC USE ONLY

------------------------- ----------------------------------------------------------------------------------------------------------
(4)                       SOURCE OF FUNDS*

                          N/A
------------------------- ----------------------------------------------------------------------------------------------------------
(5)                       CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED
                          PURSUANT TO ITEMS 2(d) OR 2(e)                                                                   [ ]

------------------------- ----------------------------------------------------------------------------------------------------------
(6)                       CITIZENSHIP OR PLACE OF ORGANIZATION

                          U.S. Citizen
------------------------- ----------------------------------------------------------------------------------------------------------
                          (7)       SOLE VOTING POWER

                                    137,558 shares.
       NUMBER OF          --------- ------------------------------------------------------------------------------------------------
         SHARES           (8)       SHARED VOTING POWER
      BENEFICIALLY
        OWNED BY                    4,269,051 shares, of which 2,123,586 are directly owned by USVP V, 117,978 are directly owned by
          EACH                      V Int'l, 51,910 are directly owned by EP V, 66,067 are directly owned by 2180 V, 1,833,128 are
       REPORTING                    directly owned by USVP VII, 19,095 are directly owned by EP VII-A, 19,095 are directly owned by
         PERSON                     EP VII-B and 38,191 are directly owned by 2180 VII. Federman is a managing member of both PMG V,
          WITH                      the general partner of USVP V, V Int'l, EP V and 2180 V, and PMG VII, the general partner of
                                    USVP VII, EP VII-A, EP VII-B and 2180 VII, and may be deemed to have shared voting power with respect to such shares.
                          --------- ------------------------------------------------------------------------------------------------
                          (9)       SOLE DISPOSITIVE POWER

                                    137,558 shares.
                          --------- ------------------------------------------------------------------------------------------------
                          (10)      SHARED DISPOSITIVE POWER

                                    4,269,051 shares, of which 2,123,586 are directly owned by USVP V, 117,978 are directly owned by
                                    V Int'l, 51,910 are directly owned by EP V, 66,067 are directly owned by 2180 V, 1,833,128 are directly owned by USVP VII, 19,095 are directly owned by EP VII-A, 19,095 are directly owned by
                                    EP VII-B and 38,191 are directly owned by 2180 VII. Federman is a managing member of both PMG V, the general partner of USVP V, V Int'l, EP V and 2180 V, and PMG VII, the general partner of
                                    USVP VII, EP VII-A, EP VII-B and 2180 VII, and may be deemed to have shared dispositive power with respect to such shares.
------------------------- ----------------------------------------------------------------------------------------------------------
(11)                      AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

                          4,406,609
------------------------- ----------------------------------------------------------------------------------------------------------
(12)                      CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN SHARES*                          [ ]

------------------------- ----------------------------------------------------------------------------------------------------------
(13)                      PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 11
                          8.0%
------------------------- ----------------------------------------------------------------------------------------------------------
(14)                      TYPE OF REPORTING PERSON*

                          IN
------------------------- ----------------------------------------------------------------------------------------------------------

                                                *SEE INSTRUCTIONS BEFORE FILLING OUT!

CUSIP NO.  04648K105                                            13 D
------------------------- ----------------------------------------------------------------------------------------------------------
(1)                       NAME OF REPORTING PERSON
                          I.R.S. IDENTIFICATION NO. OF ABOVE PERSONS (ENTITIES ONLY)

                          Winston S. Fu  ("Fu")
------------------------- ----------------------------------------------------------------------------------------------------------
(2)                       CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*                                            (a) [ ]
                                                                                                                       (b) [X]
------------------------- ----------------------------------------------------------------------------------------------------------
(3)                       SEC USE ONLY

------------------------- ----------------------------------------------------------------------------------------------------------
(4)                       SOURCE OF FUNDS*

                          N/A
------------------------- ----------------------------------------------------------------------------------------------------------
(5)                       CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED
                          PURSUANT TO ITEMS 2(d) OR 2(e)                                                                   [ ]

------------------------- ----------------------------------------------------------------------------------------------------------
(6)                       CITIZENSHIP OR PLACE OF ORGANIZATION

                          U.S. Citizen
------------------------- ----------------------------------------------------------------------------------------------------------
                          (7)       SOLE VOTING POWER

                                    313 shares.
       NUMBER OF          --------- ------------------------------------------------------------------------------------------------
         SHARES           (8)       SHARED VOTING POWER
      BENEFICIALLY
        OWNED BY                    1,909,509 shares, of which 1,833,128 are directly owned by USVP VII, 19,095 are directly owned
          EACH                      by EP VII-A, 19,095 are directly owned by EP VII-B and 38,191 are directly owned by 2180 VII. Fu
       REPORTING                    is a managing member of PMG VII, the general partner of USVP VII, EP VII-A, EP VII-B and 2180
         PERSON                     VII, and may be deemed to have shared voting power with respect to such shares.
          WITH
                          --------- ------------------------------------------------------------------------------------------------
                          (9)       SOLE DISPOSITIVE POWER

                                    313 shares.
                          --------- ------------------------------------------------------------------------------------------------
                          (10)      SHARED DISPOSITIVE POWER

                                    1,909,509 shares, of which 1,833,128 are directly owned by USVP VII, 19,095 are directly owned by EP VII-A, 19,095 are directly owned by EP VII-B and 38,191 are directly owned by 2180 VII. Fu is a managing member of PMG VII, the general partner of USVP VII, EP VII-A, EP VII-B and 2180
                                    VII, and may be deemed to have shared dispositive power with respect to such shares.
------------------------- ----------------------------------------------------------------------------------------------------------
(11)                      AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

                          1,909,822
------------------------- ----------------------------------------------------------------------------------------------------------
(12)                      CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN SHARES*                          [ ]

------------------------- ----------------------------------------------------------------------------------------------------------
(13)                      PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 11

                          3.5%
------------------------- ----------------------------------------------------------------------------------------------------------
(14)                      TYPE OF REPORTING PERSON*

                          IN
------------------------- ----------------------------------------------------------------------------------------------------------

                                                *SEE INSTRUCTIONS BEFORE FILLING OUT!

CUSIP NO.  04648K105                                            13 D
------------------------- ----------------------------------------------------------------------------------------------------------
(1)                       NAME OF REPORTING PERSON
                          I.R.S. IDENTIFICATION NO. OF ABOVE PERSONS (ENTITIES ONLY)

                          Steven M. Krausz ("Krausz")
------------------------- ----------------------------------------------------------------------------------------------------------
(2)                       CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*                                            (a) [ ]
                                                                                                                       (b) [X]
------------------------- ----------------------------------------------------------------------------------------------------------
(3)                       SEC USE ONLY

------------------------- ----------------------------------------------------------------------------------------------------------
(4)                       SOURCE OF FUNDS*

                          N/A
------------------------- ----------------------------------------------------------------------------------------------------------
(5)                       CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED
                          PURSUANT TO ITEMS 2(d) OR 2(e)                                                                   [ ]

------------------------- ----------------------------------------------------------------------------------------------------------
(6)                       CITIZENSHIP OR PLACE OF ORGANIZATION

                          U.S. Citizen
------------------------- ----------------------------------------------------------------------------------------------------------
                          (7)       SOLE VOTING POWER

                                    23,762 shares.
       NUMBER OF          --------- ------------------------------------------------------------------------------------------------
         SHARES           (8)       SHARED VOTING POWER
      BENEFICIALLY
        OWNED BY                    4,269,051 shares, of which 2,123,586 are directly owned by USVP V, 117,978 are directly owned by
          EACH                      V Int'l, 51,910 are directly owned by EP V, 66,067 are directly owned by 2180 V, 1,833,128 are
       REPORTING                    directly owned by USVP VII, 19,095 are directly owned by EP VII-A, 19,095 are directly owned by
         PERSON                     EP VII-B and 38,191 are directly owned by 2180 VII. Krausz is a managing member of both PMG V,
          WITH                      the general partner of USVP V, V Int'l, EP V and 2180 V, and PMG VII, the general partner of
                                    USVP VII, EP VII-A, EP VII-B and 2180 VII, and may be deemed to have shared voting power with respect to such shares.
                          --------- ------------------------------------------------------------------------------------------------
                          (9)       SOLE DISPOSITIVE POWER

                                    23,762 shares.
                          --------- ------------------------------------------------------------------------------------------------
                          (10)      SHARED DISPOSITIVE POWER

                                    4,269,051 shares, of which 2,123,586 are directly owned by USVP V, 117,978 are directly owned by
                                    V Int'l, 51,910 are directly owned by EP V, 66,067 are directly owned by 2180 V, 1,833,128 are directly owned by USVP VII, 19,095 are directly owned by EP VII-A, 19,095 are directly owned by
                                    EP VII-B and 38,191 are directly owned by 2180 VII. Krausz is a managing member of both PMG V, the general partner of USVP V, V Int'l, EP V and 2180 V, and PMG VII, the general partner of
                                    USVP VII, EP VII-A, EP VII-B and 2180 VII and may be deemed to have shared dispositive power with respect to such shares.
------------------------- ----------------------------------------------------------------------------------------------------------
(11)                      AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

                          4,292,813
------------------------- ----------------------------------------------------------------------------------------------------------
(12)                      CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN SHARES*                          [ ]

------------------------- ----------------------------------------------------------------------------------------------------------
(13)                      PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 11

                          7.8%
------------------------- ----------------------------------------------------------------------------------------------------------
(14)                      TYPE OF REPORTING PERSON*

                          IN
------------------------- ----------------------------------------------------------------------------------------------------------

                                                *SEE INSTRUCTIONS BEFORE FILLING OUT!

CUSIP NO.  04648K105                                            13 D
------------------------- ----------------------------------------------------------------------------------------------------------
(1)                       NAME OF REPORTING PERSON
                          I.R.S. IDENTIFICATION NO. OF ABOVE PERSONS (ENTITIES ONLY)

                          David Liddle ("Liddle")
------------------------- ----------------------------------------------------------------------------------------------------------
(2)                       CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*                                            (a) [ ]
                                                                                                                       (b) [X]
------------------------- ----------------------------------------------------------------------------------------------------------
(3)                       SEC USE ONLY

------------------------- ----------------------------------------------------------------------------------------------------------
(4)                       SOURCE OF FUNDS*

                          N/A
------------------------- ----------------------------------------------------------------------------------------------------------
(5)                       CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED
                          PURSUANT TO ITEMS 2(d) OR 2(e)                                                                   [ ]

------------------------- ----------------------------------------------------------------------------------------------------------
(6)                       CITIZENSHIP OR PLACE OF ORGANIZATION

                          U.S. Citizen
------------------------- ----------------------------------------------------------------------------------------------------------
                          (7)       SOLE VOTING POWER

                                    0 shares.
       NUMBER OF          --------- ------------------------------------------------------------------------------------------------
         SHARES           (8)       SHARED VOTING POWER
      BENEFICIALLY
        OWNED BY                    1,909,509 shares, of which 1,833,128 are directly owned by USVP VII, 19,095 are directly owned
          EACH                      by EP VII-A, 19,095 are directly owned by EP VII-B and 38,191 are directly owned by 2180 VII.
       REPORTING                    Liddle is a managing member of PMG VII, the general partner of USVP VII, EP VII-A, EP VII-B and
         PERSON                     2180 VII, and may be deemed to have shared voting power with respect to such shares. Note:
          WITH                      Liddle is married to Ruthann Quindlen who is a managing director of Institutional Venture
                                    Management VIII, L.L.C. ("IVM"). IVM also has an ownership interest in At Road, Inc. Liddle's spouse may be deemed a beneficial owner of the IVM and related entities' reported shares, but
                                    Liddle disclaims beneficial ownership in the shares, except to the extent of any indirect pecuniary interest therein held by his spouse
                          --------- ------------------------------------------------------------------------------------------------
                          (9)       SOLE DISPOSITIVE POWER

                                    0 shares.
                          --------- ------------------------------------------------------------------------------------------------
                          (10)      SHARED DISPOSITIVE POWER

                                    1,909,509 shares, of which 1,833,128 are directly owned by USVP VII, 19,095 are directly owned by EP VII-A, 19,095 are directly owned by EP VII-B and 38,191 are directly owned by 2180 VII.
                                    Liddle is a managing member of PMG VII, the general partner of USVP VII, EP VII-A, EP VII-B and
                                    2180 VII, and may be deemed to have shared dispositive power with respect to such shares. See
                                    Note in Row 8.
------------------------- ----------------------------------------------------------------------------------------------------------
(11)                      AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

                          1,909,509
------------------------- ----------------------------------------------------------------------------------------------------------
(12)                      CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN SHARES*                          [ ]

------------------------- ----------------------------------------------------------------------------------------------------------
(13)                      PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 11

                          3.5%
------------------------- ----------------------------------------------------------------------------------------------------------
(14)                      TYPE OF REPORTING PERSON*

                          IN
------------------------- ----------------------------------------------------------------------------------------------------------

                                                *SEE INSTRUCTIONS BEFORE FILLING OUT!

CUSIP NO.  04648K105                                            13 D
------------------------- ----------------------------------------------------------------------------------------------------------
(1)                       NAME OF REPORTING PERSON
                          I.R.S. IDENTIFICATION NO. OF ABOVE PERSONS (ENTITIES ONLY)

                          Stuart G. Phillips ("Phillips")
------------------------- ----------------------------------------------------------------------------------------------------------
(2)                       CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*                                            (a) [ ]
                                                                                                                       (b) [X]
------------------------- ----------------------------------------------------------------------------------------------------------
(3)                       SEC USE ONLY

------------------------- ----------------------------------------------------------------------------------------------------------
(4)                       SOURCE OF FUNDS*

                          N/A
------------------------- ----------------------------------------------------------------------------------------------------------
(5)                       CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED
                          PURSUANT TO ITEMS 2(d) OR 2(e)                                                                   [ ]

------------------------- ----------------------------------------------------------------------------------------------------------
(6)                       CITIZENSHIP OR PLACE OF ORGANIZATION

                          U.S. Citizen
------------------------- ----------------------------------------------------------------------------------------------------------
                          (7)       SOLE VOTING POWER

                                    76,388 shares.
       NUMBER OF          --------- ------------------------------------------------------------------------------------------------
         SHARES           (8)       SHARED VOTING POWER
      BENEFICIALLY
        OWNED BY                    4,269,051 shares, of which 2,123,586 are directly owned by USVP V, 117,978 are directly owned by
          EACH                      V Int'l, 51,910 are directly owned by EP V, 66,067 are directly owned by 2180 V, 1,833,128 are
       REPORTING                    directly owned by USVP VII, 19,095 are directly owned by EP VII-A, 19,095 are directly owned by
         PERSON                     EP VII-B and 38,191 are directly owned by 2180 VII. Phillips is a managing member of both PMG V,
          WITH                      the general partner of USVP V, V Int'l, EP V and 2180 V, and PMG VII, the general partner of
                                    USVP VII, EP VII-A, EP VII-B and 2180 VII, and may be deemed to have shared voting power with respect to such shares.

                          --------- ------------------------------------------------------------------------------------------------
                          (9)       SOLE DISPOSITIVE POWER

                                    76,388 shares.
                          --------- ------------------------------------------------------------------------------------------------
                          (10)      SHARED DISPOSITIVE POWER

                                    4,269,051 shares, of which 2,123,586 are directly owned by USVP V, 117,978 are directly owned by
                                    V Int'l, 51,910 are directly owned by EP V, 66,067 are directly owned by 2180 V, 1,833,128 are directly owned by USVP VII, 19,095 are directly owned by EP VII-A, 19,095 are directly owned by
                                    EP VII-B and 38,191 are directly owned by 2180 VII. Phillips is a managing member of both PMG V, the general partner of USVP V, V Int'l, EP V and 2180 V, and PMG VII, the general partner of
                                    USVP VII, EP VII-A, EP VII-B and 2180 VII, and may be deemed to have shared dispositive power with respect to such shares.
------------------------- --------- ------------------------------------------------------------------------------------------------
(11)                      AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

                          4,345,439
------------------------- ----------------------------------------------------------------------------------------------------------
(12)                      CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN SHARES*                          [ ]

------------------------- ----------------------------------------------------------------------------------------------------------
(13)                      PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 11

                          7.9%
------------------------- ----------------------------------------------------------------------------------------------------------
(14)                      TYPE OF REPORTING PERSON*

                          IN
------------------------- ----------------------------------------------------------------------------------------------------------

                                                *SEE INSTRUCTIONS BEFORE FILLING OUT!

CUSIP NO.  04648K105                                            13 D
------------------------- ----------------------------------------------------------------------------------------------------------
(1)                       NAME OF REPORTING PERSON
                          I.R.S. IDENTIFICATION NO. OF ABOVE PERSONS (ENTITIES ONLY)

                          Jonathan D. Root ("Root")
------------------------- ----------------------------------------------------------------------------------------------------------
(2)                       CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*                                            (a) [ ]
                                                                                                                       (b) [X]
------------------------- ----------------------------------------------------------------------------------------------------------
(3)                       SEC USE ONLY

------------------------- ----------------------------------------------------------------------------------------------------------
(4)                       SOURCE OF FUNDS*

                          N/A
------------------------- ----------------------------------------------------------------------------------------------------------
(5)                       CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED
                          PURSUANT TO ITEMS 2(d) OR 2(e)                                                                   [ ]

------------------------- ----------------------------------------------------------------------------------------------------------
(6)                       CITIZENSHIP OR PLACE OF ORGANIZATION

                          U.S. Citizen
------------------------- ----------------------------------------------------------------------------------------------------------
                          (7)       SOLE VOTING POWER

                                    33,081 shares.
       NUMBER OF          --------- ------------------------------------------------------------------------------------------------
         SHARES           (8)       SHARED VOTING POWER
      BENEFICIALLY
        OWNED BY                    4,269,051 shares, of which 2,123,586 are directly owned by USVP V, 117,978 are directly owned by
          EACH                      V Int'l, 51,910 are directly owned by EP V, 66,067 are directly owned by 2180 V, 1,833,128 are
       REPORTING                    directly owned by USVP VII, 19,095 are directly owned by EP VII-A, 19,095 are directly owned by
         PERSON                     EP VII-B and 38,191 are directly owned by 2180 VII. Root is a managing member of both PMG V, the
          WITH                      general partner of USVP V, V Int'l, EP V and 2180 V, and PMG VII, the general partner of USVP
                                    VII, EP VII-A, EP VII-B and 2180 VII, and may be deemed to have shared voting power with respect to such shares.
                          --------- ------------------------------------------------------------------------------------------------
                          (9)       SOLE DISPOSITIVE POWER

                                    33,081 shares.
                          --------- ------------------------------------------------------------------------------------------------
                          (10)      SHARED DISPOSITIVE POWER

                                    4,269,051 shares, of which 2,123,586 are directly owned by USVP V, 117,978 are directly owned by
                                    V Int'l, 51,910 are directly owned by EP V, 66,067 are directly owned by 2180 V, 1,833,128 are directly owned by USVP VII, 19,095 are directly owned by EP VII-A, 19,095 are directly owned by
                                    EP VII-B and 38,191 are directly owned by 2180 VII. Root is a managing member of both PMG V, the general partner of USVP V, V Int'l, EP V and 2180 V, and PMG VII, the general partner of USVP
                                    VII, EP VII-A, EP VII-B and 2180 VII, and may be deemed to have shared dispositive power with respect to such shares.
------------------------- ----------------------------------------------------------------------------------------------------------
(11)                      AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

                          4,302,132
------------------------- ----------------------------------------------------------------------------------------------------------
(12)                      CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN SHARES*                          [ ]

------------------------- ----------------------------------------------------------------------------------------------------------
(13)                      PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 11

                          7.9%
------------------------- ----------------------------------------------------------------------------------------------------------
(14)                      TYPE OF REPORTING PERSON*

                          IN
------------------------- ----------------------------------------------------------------------------------------------------------

                                                *SEE INSTRUCTIONS BEFORE FILLING OUT!

CUSIP NO.  04648K105                                            13 D
------------------------- ----------------------------------------------------------------------------------------------------------
(1)                       NAME OF REPORTING PERSON
                          I.R.S. IDENTIFICATION NO. OF ABOVE PERSONS (ENTITIES  ONLY)

                          Philip M. Young ("Young")
------------------------- ----------------------------------------------------------------------------------------------------------
(2)                       CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*                                            (a) [ ]
                                                                                                                       (b) [X]
------------------------- ----------------------------------------------------------------------------------------------------------
(3)                       SEC USE ONLY

------------------------- ----------------------------------------------------------------------------------------------------------
(4)                       SOURCE OF FUNDS*

                          PF
------------------------- ----------------------------------------------------------------------------------------------------------
(5)                       CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED
                          PURSUANT TO ITEMS 2(d) OR 2(e)                                                                   [ ]

------------------------- ----------------------------------------------------------------------------------------------------------
(6)                       CITIZENSHIP OR PLACE OF ORGANIZATION

                          U.S. Citizen
------------------------- ----------------------------------------------------------------------------------------------------------
                          (7)       SOLE VOTING POWER

                                    157,560 shares.
       NUMBER OF          --------- ------------------------------------------------------------------------------------------------
         SHARES           (8)       SHARED VOTING POWER
      BENEFICIALLY
        OWNED BY                    4,269,051 shares, of which 2,123,586 are directly owned by USVP V, 117,978 are directly owned by
          EACH                      V Int'l, 51,910 are directly owned by EP V, 66,067 are directly owned by 2180 V, 1,833,128 are
       REPORTING                    directly owned by USVP VII, 19,095 are directly owned by EP VII-A, 19,095 are directly owned by
         PERSON                     EP VII-B, and 38,191 are directly owned by 2180 VII. Young is a managing member of both PMG V,
          WITH                      the general partner of USVP V, V Int'l, EP V and 2180 V, and PMG VII, the general partner of
                                    USVP VII, EP VII-A, EP VII-B and 2180 VII, and may be deemed to have shared voting power with respect to such shares.
                          --------- ------------------------------------------------------------------------------------------------
                          (9)       SOLE DISPOSITIVE POWER

                                    157,560 shares.
                          --------- ------------------------------------------------------------------------------------------------
                          (10)      SHARED DISPOSITIVE POWER

                                    4,269,051 shares, of which 2,123,586 are directly owned by USVP V, 117,978 are directly owned by
                                    V Int'l, 51,910 are directly owned by EP V, 66,067 are directly owned by 2180 V, 1,833,128 are directly owned by USVP VII, 19,095 are directly owned by EP VII-A, 19,095 are directly owned by
                                    EP VII-B, and 38,191 are directly owned by 2180 VII. Young is a managing member of both PMG V, the general partner of USVP V, V Int'l, EP V and 2180 V, and PMG VII, the general partner of
                                    USVP VII, EP VII-A, EP VII-B and 2180 VII, and may be deemed to have shared dispositive power with respect to such shares.
------------------------- ----------------------------------------------------------------------------------------------------------
(11)                      AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

                          4,426,611
------------------------- ----------------------------------------------------------------------------------------------------------
(12)                      CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN SHARES*                          [ ]

------------------------- ----------------------------------------------------------------------------------------------------------
(13)                      PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 11

                          8.1%
------------------------- ----------------------------------------------------------------------------------------------------------
(14)                      TYPE OF REPORTING PERSON*

                          IN
------------------------- ----------------------------------------------------------------------------------------------------------

                                                *SEE INSTRUCTIONS BEFORE FILLING OUT!

              This Amendment No.3 amends the original Statement on Schedule 13D previously filed by the Reporting Persons, and is filed to primarily reflect the disposition of Common Stock of the Issuer and the change aggregate ownership of the Reporting Persons. Only those items to which there has been a change are included in this Amendment No. 3.


ITEM 4. PURPOSE OF TRANSACTION. The Reporting Persons disposed of Common Stock of the Issuer in a series of distributions November 5, 2004 and November 16, 2004. Depending on the factors discussed herein, the Reporting Persons may, from time to time, acquire additional shares of Common Stock and/or retain and/or sell all or a portion of the shares of Common Stock of the Issuer held by the Reporting Persons in the open market or in privately negotiated transactions, or may distribute the shares of Common Stock held by the Reporting Persons to their respective partners. Any actions Reporting Persons might undertake will be dependent upon the Reporting Persons' review of numerous factors, including among other things, the price levels of the Common Stock; general market and economic conditions; ongoing evaluation the Company's business, financial condition, operations and prospects; the relative attractiveness of alternate business and investment opportunities; and other future developments.

ITEM 5.       INTEREST IN SECURITIES OF THE ISSUER.

              (a) See Rows 11 and 13 for each Reporting Person.

              (b) See Rows 7, 8, 9, and 10 for each Reporting Person.

ITEM 7. MATERIALS TO BE FILED AS EXHIBITS. Exhibit A: Agreement of Joint Filing; Exhibit B: Reference to Michael P. Maher Attorney-In-Fact.

                                   SIGNATURES

    After reasonable inquiry and to the best of my knowledge and belief, I certify that the information set forth in this statement is true, complete and correct.

Dated:  November  19, 2004

U.S. Venture Partners V, L.P.                       /s/ Michael Maher
By Presidio Management Group V, L.L.C.              ----------------------------
Its General Partner                                 Signature
                                                    Michael Maher
                                                    Chief Financial Officer/
                                                    Attorney-In-Fact

USVP V International, L.P.                          /s/ Michael Maher
By Presidio Management Group V, L.L.C.              ----------------------------
Its General Partner                                 Signature
                                                    Michael Maher
                                                    Chief Financial Officer/
                                                    Attorney-In-Fact

USVP V Entrepreneur Partners, L.P.                  /s/ Michael Maher
                                                    ----------------------------
By Presidio Management Group V, L.L.C.              Signature
Its General Partner                                 Michael Maher
                                                    Chief Financial Officer/
                                                    Attorney-In-Fact

2180 Associates Fund V, L.P.                        /s/ Michael Maher
By Presidio Management Group V, L.L.C.              ----------------------------
Its General Partner                                 Signature
                                                    Michael Maher
                                                    Chief Financial Officer/
                                                    Attorney-In-Fact

By Presidio Management Group V, L.L.C.              /s/ Michael Maher
A Delaware Limited Liability Company                ----------------------------
                                                    Signature
                                                    Michael Maher
                                                    Chief Financial Officer/
                                                    Attorney-In-Fact

U.S. Venture Partners VII, L.P.                     /s/ Michael Maher
By Presidio Management Group VII, L.L.C.            ----------------------------
Its General Partner                                 Signature
                                                    Michael Maher
                                                    Chief Financial Officer/
                                                    Attorney-In-Fact

USVP Entrepreneur Partners VII-A                    /s/ Michael Maher
By Presidio Management Group VII, L.L.C.            ----------------------------
Its General Partner                                 Signature
                                                    Michael Maher
                                                    Chief Financial Officer/
                                                    Attorney-In-Fact

USVP Entrepreneur Partners VII-B                    /s/ Michael Maher
By Presidio Management Group VII, L.L.C.            ----------------------------
Its General Partner                                 Signature
                                                    Michael Maher
                                                    Chief Financial Officer/
                                                    Attorney-In-Fact

2180 Associates Fund VII, L.P.                      /s/ Michael Maher
By Presidio Management Group VII, L.L.C.            ----------------------------
Its General Partner                                 Signature
                                                    Michael Maher
                                                    Chief Financial Officer/
                                                    Attorney-In-Fact

Presidio Management Group VII, L.L.C.               /s/ Michael Maher
A Delaware Limited Liability Company                ----------------------------
                                                    Signature
                                                    Michael Maher
                                                    Chief Financial Officer/
                                                    Attorney-In-Fact

Irwin Federman                                      /s/ Michael Maher
                                                    ----------------------------
                                                    Michael Maher
                                                    Attorney-In-Fact

Winston S. Fu                                       /s/ Michael Maher
                                                    ----------------------------
                                                    Michael Maher
                                                    Attorney-In-Fact

Steven M. Krausz                                    /s/ Michael Maher
                                                    ----------------------------
                                                    Michael Maher
                                                    Attorney-In-Fact

David Liddle                                        /s/ Michael Maher
                                                    ----------------------------
                                                    Michael Maher
                                                    Attorney-In-Fact

Stuart G. Phillips                                  /s/ Michael Maher
                                                    ----------------------------
                                                    Michael Maher
                                                    Attorney-In-Fact

Jonathan D. Root                                    /s/ Michael Maher
                                                    ----------------------------
                                                    Michael Maher
                                                    Attorney-In-Fact

Philip M. Young                                     /s/ Michael Maher
                                                    ----------------------------
                                                    Michael Maher
                                                    Attorney-In-Fact

                                  EXHIBIT INDEX

                                                                    Found on
                                                                  Sequentially
Exhibit                                                          Numbered Pages
-------                                                          --------------
Exhibit A: Agreement of Joint Filing                                   23
Exhibit B: Reference to Michael P. Maher as Attorney-In-Fact           24

                                    EXHIBIT A

                            Agreement of Joint Filing

    The Reporting Persons hereby agree that a single Schedule 13D (or any amendment thereto) relating to the Common Stock of At Road, Inc. shall be filed on behalf of each of the Reporting Persons. Note that copies of the applicable Agreement of Joint Filing are already on file with the appropriate agencies.

                                  EXHIBIT B

                 REFERENCE TO MICHAEL MAHER AS ATTORNEY-IN-FACT

    Michael P. Maher has signed the enclosed documents as Attorney-In-Fact. Note that copies of the applicable Power of Attorneys are already on file with the appropriate agencies.